EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

         This Agreement is entered into this 21st day of July, 1996, by and between GTB Company, a Florida corporation, and Westmark Group Holdings, Inc.,
(WGHI), a Delaware corporation. The parties mutually covenant and agree as follows:

         WHEREAS, GTB is the owner of all of the stock in Greenworld Technologies, Inc; and

         WHEREAS, WGHI wants to purchase all of the stock in Greenworld Technologies, Inc.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, and other good and valuable consideration, the receipt, the receipt of which is hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1. Stock Purchase. GTB agrees to convey to WGHI all of the outstanding stock of Greenworld Technologies, Inc.

2. Consideration. As consideration WGHI will do the following:

         A. WGHI will convey to GTB 130,000 shares of Class D convertible preferred stock at a stated value of $10.00 per share, with the following terms:

                  1. These shares may be converted to common stock of WGHI at the option of the holder at any time within one year of issuance at a price of $.45 per share of common stock to the stated value of the preferred stock.

                  2. These shares will be converted to common stock of WGHI, pursuant to Section 144 of the SEC Code, 1933, as amended, one year from the date of the issuance of the convertible preferred stock at the closing bid price for the day prior to the date of conversion, or, at $.45 per share, to the stated value, whichever is lower. The converted shares will be registered on the next available registration of WGHI, after conversion.

                  3. WGHI will pay to GTB a royalty of 7% of the gross sales of Greenworld Technologies, Inc., for a period of 2 years from the effective date of this Agreement. Payment shall be made on a quarterly basis.

3. Covenants, Warrants and Representations of WGHI.

         A. WGHI is a corporation fully organized, validly existing and in good standing under the laws of the State of Delaware with corporate power to own property and carry on its business as it is now being conducted.
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         B. WGHI duly qualified to transact business as a foreign corporation in all jurisdictions in which to so qualify would have a material adverse effect on its business or properties.

         C. WGHI has all franchises, licenses, permits, certificates and other governmental approvals necessary to enable it to carry on its business in all material respects as presently conducted.

         D. All necessary corporate action has been taken by WGHI to authorize, execute, deliver and perform this Agreement. This Agreement is the legal, valid and binding obligation of WGHI, enforceable against WGHI in accordance with its terms subject as to enforcement only as to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally and to general equitable principles.

         E. Copies of the Articles of Incorporation, all amendments thereto and Bylaws of WGHI certified by its secretary as true and correct. Complete copies will be delivered to GTB upon written request.

         F. WGHI is the owner of all interest, both equitable and legal of the assets to be transferred to GTB free and clear of any liens, restrictions, encumbrances, charges, claims and rights of others, with full, power, right and authority to sell and deliver the assets to GTB pursuant to this Agreement. Upon delivery of said assets, GTB shall receive title free and clear of liens and encumbrances, restrictions, charges claims, and rights. All requisite corporate action has been taken by WGHI to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement is the legal valid and binding obligation of WGHI.

         G. The business of WGHI is not being conducted in violation of any statute, regulation, ordinance or other law applicable to WGHI, except for violations which would not either individually, or in the aggregate, result in a material adverse change in the financial condition or business of WGHI.

         H. WGHI warrants that there are no claims made or pending or threatened against or affecting WGHI. There are no actions, proceedings or investigations pending or threatened against or affecting WGHI in any court or before or by any federal, state, municipal or any other governmental agency or instrumentality.

         I. WGHI warrant that there have not been any material or adverse changes in the financial condition or business of WGHI since the date of the last financial statement.

4. Investment Experience. GTB represents that it has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of this Agreement, and that it has had experience with investing in high yield/high risk investment vehicles.
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5. Entire Understanding. This Agreement constitutes the entire understanding and agreement between the parties hereto, and can be modified, amended or revoked only by express written consent of both parties.

6. Governing Law. This Agreement shall be governed by the laws of the State of Florida. In the event that this Agreement has to be enforced by either party, the parties agree that Palm Beach County will be the venue. The prevailing party shall be entitled to attorney's fees and costs.

7. Counterparts. This Agreement may be executed in counterparts and facsimile signatures are acceptable.

Westmark Group Holdings, Inc.             GTB Company
By: /s/                                   By: /s/
Norman J. Birmingham, President           Charles C. Chillingworth, President